Exhibit 10.50

AMENDED AND RESTATED SIXTH AMENDMENT TO

SECOND AMENDED AND RESTATED OPERATING AGREEMENT

OF

TPG/CALSTRS, LLC

THIS AMENDED AND RESTATED SIXTH AMENDMENT TO SECOND AMENDED AND RESTATED OPERATING AGREEMENT OF TPG/CALSTRS, LLC (this “Amendment”), is entered into effective as of February 19, 2010, by and between CALIFORNIA STATE TEACHERS’ RETIREMENT SYSTEM, a public entity (“Investor”), and THOMAS PROPERTIES GROUP, L.P., a Maryland limited partnership (“Operator”).

Operator and Investor entered into that certain Sixth Amendment to Second Amended and Restated Operating Agreement of TPG/CalSTRS, LLC as of February 19, 2010 (the “Original Sixth Amendment”). Operator and Investor now desire change certain of the terms and conditions thereof and hereby amend and restate and supersede the Original Sixth Amendment in its entirety as set forth below. Effective as of the Effective Date, the Original Sixth Amendment shall be null and void and of no force and effect.

RECITALS

A. Investor and Operator, as the sole members of TPG/CalSTRS, LLC, a Delaware limited liability company (the “Company”), entered into that certain Second Amended and Restated Operating Agreement of TPG/CalSTRS, LLC, dated as of October 13, 2004 (the “Original Agreement”), as amended by that certain First Amendment to Second Amended and Restated Operating Agreement of TPG/CalSTRS, LLC, dated as of June 8, 2006, that certain Second Amendment to Second Amended and Restated Operating Agreement of TPG/CalSTRS, LLC, dated as of May 25, 2007, that certain Third Amendment to Second Amended and Restated Operating Agreement of TPG/CalSTRS, LLC, dated as of February 1, 2008, that certain Fourth Amendment to Second Amended and Restated Operating Agreement dated as of November 5, 2008, and that certain Fifth Amendment to Second Amended and Restated Operating Agreement dated as of October 30, 2009 (collectively with the Original Agreement, the “Agreement”). All capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

B. One of the Projects owned by the Company is that certain office complex commonly known as City National Plaza, located at 505 – 555 South Flower Street, Los Angeles, California (the “City National Plaza Project”). The current ownership structure of the City National Plaza Project is as set forth on Exhibit “B” to the Master Agreement (defined below).

C. Effective as of the date hereof, Investor and Operator have entered into that certain Master Agreement for Debt and Equity Restructure of City National Plaza, as amended by that certain Amended and Restated Master Agreement for Debt and Equity Restructure of City National Plaza (as amended, the “Master Agreement”) with respect to the City National Plaza Project. As described in the Master Agreement, CNP Investor, LLC, a limited liability company (“CNP Investor”) that is a wholly owned subsidiary of Investor, has agreed to purchase various mezzanine loans made to Title Holding Subsidiaries of the Company to finance the City National Plaza Project (the “Mezzanine Loans”). Pursuant to the Master Agreement, CNP Investor, Investor, Operator, the Company, and various other parties, agreed that CNP Investor would distribute the Mezzanine Loans to CalSTRS, which would then convert the Mezzanine Loans into an increased equity interest in the Company solely as it relates to the Company’s interest in the City National Plaza Project upon the satisfaction of certain conditions set forth therein (the “Conversion”).

D. Upon exercise of the Conversion, the ownership structure of the City National Plaza Project will be as shown on Exhibit “E” to the Master Agreement. At such time, Investor will own an increased interest in the City National Plaza Project through the Company and the parties hereto shall execute that certain Eighth Amendment to Second Amended and Restated Operating Agreement of TPG/CalSTRS to reflect the Conversion.

E. In connection with the transactions contemplated in the Master Agreement, Investor and Operator wish to further amend the Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Investor and Operator hereby agree as follows effective as of the date of the acquisition by CNP Investor of the Mezzanine Loans:

1. A new Section 4.05 is hereby added to the Agreement as follows:

4.05 Capital Contributions for City National Plaza

It is the parties’ intention to refinance the loan secured by the mortgage encumbering the City National Plaza Project (the “Mortgage Indebtedness”) on or prior to its maturity date. Anything to the contrary in this Agreement notwithstanding, Investor shall have the right unilaterally to call for Additional Contributions to the capital of the Company for the purpose of repaying upon maturity (whether scheduled or accelerated) the Mortgage Indebtedness. Such capital call shall not be subject to the requirements of Sections 2.02(c), 4.01 or 4.03 nor Exhibit D of this Agreement. If Investor determines to make a capital call in accordance with this Section 4.05, it shall deliver written notice to Operator specifying the total amount of capital required and the amount representing the share of each Member. Within ten (10) business days of receipt of the written notice from Investor of a capital call in accordance with this Section 4.05, each Member shall contribute its share of the capital requested. Once contributed, the Capital Contributions shall be applied to repay the Mortgage Indebtedness. Any Capital Contributions funded pursuant to this Section 4.05 shall be excluded from the calculation of the maximum capital commitments set forth in Section 4.01(a) and (b) of this Agreement and the additional contribution caps set forth in Section 4.01(c) of this Agreement. If Operator fails to fund its portion of the Additional Contribution called for in this Section 4.05, then Investor shall elect one of the following two options: (1) Investor shall receive a refund from the Company of its Additional Contribution made pursuant to this Section, or (2) Investor shall fund the entire amount required to repay the Mortgage Indebtedness in full. If Investor elects the latter option, then Investor shall be treated as having an independent equity interest in the Project commensurate on a dollar-for-dollar basis with the outstanding principal, interest and other payments due under the Mortgage Loan at the time of the capital call provided for herein, in a manner similar to, and on substantially the same terms as, the Conversion.

2. The following new definitions are hereby added to Exhibit A to the Agreement in their appropriate alphabetical order:

“City National Plaza Project” means that certain office complex commonly known as City National Plaza, located at
505 – 555 South Flower Street, Los Angeles, California.

“CNP Investor” means CNP Investor, LLC, a Delaware limited liability company.

“COD” is defined in Exhibit “C”.

“Mortgage Indebtedness” is defined in Section 4.05.

“Operator’s Deferred COD Income Amount” is defined in Exhibit “C”.

“Section 108(i) Election” is defined in Exhibit “C”.

“Sixth Amendment” is defined in Exhibit “C”.

“TPG Plaza Investments” means TPG Plaza Investments, LLC, a Delaware limited liability company, which is a Title Holding Subsidiary of the Company.

3. The following new Section 2.8 is hereby added to Exhibit C to the Agreement:

Section 2.8 COD Income Arising from Purchase of Mezzanine Loans; Election Under Section 108(i) of the Code. The Members recognize and agree that the purchase of the Mezzanine Loans described in Recital C of the Sixth Amendment to Second Amended and Restated Operating Agreement of TPG/CalSTRS, LLC (the “Sixth Amendment”) will result in the recognition of cancellation of indebtedness (“COD”) income by TPG Plaza Investments and an allocation of such COD income to the Company from TPG Plaza Investments. This Agreement does not specify how such COD income is to be allocated. Instead the Tax Matters Partner shall cause the Company’s accountants to allocate the COD income in accordance with applicable income tax laws and regulations. The Operator has requested that TPG Plaza Investments make the election described in Section 108(i) of the Code [and Section 4.01 of Revenue Procedure 2009-37, 2009-36 I.R.B.] (the “Section 108(i) Election”) with respect to all or such portion, to be determined by Operator in its sole discretion and communicated to TPG Plaza Investments in a timely manner, of the COD income that is ultimately to be allocated to Operator as provided in the immediately preceding sentence (the “Operator’s Deferred COD Income Amount”). The Operator has further requested that the Company apportion the entire Operator’s Deferred COD Income Amount to the Operator as permitted in Section 4.12 of Revenue Procedure 2009-37. The Management Committee has agreed to accommodate the Operator’s requests by (i) causing the Company, as the sole member of the manager of TPG Plaza Investments, to make the Section 108(i) Election with respect to Operator’s Deferred COD Income Amount as described above, and (ii) causing the Company to allocate the entire Operator’s Deferred COD Income Amount as described above. The Operator understands and agrees that neither TPG Plaza Investments nor the Company will make any election under Section 108(i), or otherwise allocate any COD income that is subject to Section 108(i), with respect to all or any portion of the COD income that is not the Operator’s Deferred COD Income Amount. By executing the Sixth Amendment the Operator further agrees as follows: (i) that it will indemnify, defend and hold the Company, TPG Plaza Investments, CNP Investor, and Investor and Investor’s Constituents harmless from and against any and all tax, economic or other consequences resulting from the Section 108(i) Election; (ii) that it will furnish to the Company and/or TPG Plaza Investments in a timely manner all information requested by the Company and/or TPG Plaza Investments in connection with making the Section 108(i) Election or complying at any time with Section 108(i), Revenue Procedure 2009-37 or any other relevant Federal, state or local income tax law or procedure; (iii) that it will assist the Company and/or TPG Plaza Investments in complying with all relevant procedures prescribed by the Internal Revenue Service or any relevant state or local income tax authority, including the election procedures and the annual information statements that are described in Sections 4 and 5, respectively, of Revenue Procedure 2009-37; and (iv) that it will reimburse the Company and/or TPG Plaza Investments for any and all additional accounting, legal or compliance costs associated with (x) making the Section 108(i) Election or for maintaining and keeping the records required in connection with the Section 108(i) Election so made, (y) filing any future returns, documents, elections or forms in connection with the Section 108(i) Election so made and (z) dealing with any and all income tax authorities, audits, contests or litigation in connection with the Section 108(i) Election so made.

4. Except as expressly provided in this Amendment, all of the terms and provisions of the Agreement remain unmodified and in full force and effect.

5. Each individual executing this Amendment on behalf of an entity hereby represents and warrants to the other party or parties to this Amendment that (a) such individual has been duly and validly authorized to execute and deliver this Amendment on behalf of such entity; and (b) this Amendment is and will be duly authorized, executed and delivered by such entity.

6. This Amendment may be executed in any number of counterparts each of which shall be deemed an original and all of which shall constitute one and the same agreement with the same effect as if all parties had signed the same signature page. This Amendment shall be deemed executed and delivered upon each party’s delivery of executed signature pages of this Amendment, which signature pages may be delivered electronically or by facsimile with the same effect as delivery of the originals.

[signatures begin on next page]

IN WITNESS WHEREOF, Investor and Operator have executed this Amendment as of the day and year first above written.

“Investor”	CALIFORNIA STATE TEACHERS’ RETIREMENT SYSTEM, a public entity

		By:	/s/ Christopher J. Ailman
Christopher J. Ailman, Chief Investment Officer

“Operator”	THOMAS PROPERTIES GROUP, L.P., a Maryland limited partnership

	By:	THOMAS PROPERTIES GROUP, INC., a Delaware corporation, General Partner

		By:	/s/ John R. Sischo
John R. Sischo, Co-Chief Operating Officer